Bank of America	Business Loan Agreement
National Trust and Savings Association



This Agreement dated as of APRIL 12, 1995, is between Bank of America National Trust and Savings Association (the "Bank") and California Water Service Company (the "Borrower").

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility 1 Commitment") is Thirty Million Dollars ($30,000,000).

(b)	This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility 1 Commitment.

1.2	Availability Period.  The line of credit is available between the date of this Agreement and April 30, 1997 (the "Facility 1 Expiration Date") unless the Borrower is in default.

1.3	Interest Rate.

(a)	Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus .5 percentage point.

(b)	The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's
Reference Rate.

1.4	Repayment Terms.

(a)	The Borrower will pay interest on May 1, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b)	The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility
1 Expiration Date.

1.5	Optional Interest Rates.  Instead of the interest rate based on the Bank's
Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

1.6	Fixed Rate.  The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a)	The "Fixed Rate" means the fixed interest rate the Bank and the Borrower agree will apply to the portion during the applicable interest period.

(b)	The interest period during which the Fixed Rate will be in effect will be one year or less.

(c)	Each Fixed Rate portion will be for an amount not less than the following:

(i)	for interest periods of 14 days or longer, Five Hundred Thousand Dollars
($500,000).

(ii)	for interest periods of 1 to 3 days, Five Million Dollars ($5,000,000).

(iii)	for interest periods of between 4 days and 13 days, an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(d)	The Borrower may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e)	Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f)	Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

(i)	the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

(ii)	the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.7	LIBOR Rate.  The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate.

Designation of a LIBOR Rate Portion is subject to the following requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be
7, 14, 21, 30, 60, 90, 180 or 365 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate portion will be for an amount not less than Five Hundred
Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each LIBOR Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c)	The Borrower shall irrevocably request a LIBOR Rate portion no later than
9:00 a.m. San Francisco time three (3) banking days before the commencement of the interest period.

(d)	The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate = 	        London Rate
(1.00 - Reserve Percentage)
	Where,

(i) 	"London Rate" means the interest rate (rounded upward to the nearest
1/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately
11:00 a.m. London time two (2) banking days before the commencement of the interest period.

(ii)	"Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)	The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f)	Any portion of the principal balance already bearing interest at the LIBOR
Rate will not be converted to a different rate during its interest period.

(g)	Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

(i)	the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

(ii)	the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, (if earlier).

(h)	The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

1.8	Letters of Credit.  This line of credit may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility 1 Expiration Date. The amount of the letters of credit outstanding at any one time, (including amounts drawn on the letters of credit and not yet reimbursed), may not exceed Two Million Dollars ($2,000,000).

The Borrower agrees:

(a)	any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b)	if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c)	the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d)	to sign the Bank's form Application and Agreement for Standby Letter of
Credit.

(e)	to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.


(f)	to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.	FACILITY NO. 2: LETTER OF CREDIT AMOUNT AND TERMS

2.1	Standby Letter of Credit.  The following standby letter of credit is outstanding from the Bank for the account of the Borrower:

Letter of Credit Number 	Original Amount

124609                      $1,363,000

As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement. The letter of credit is being amended to increase the amount to Two Million Seventy Five Thousand Eighty-Nine Dollars ($2,075,089), and shall be subject to all the terms and conditions stated in this Agreement. This letter of credit was issued with a maximum maturity of December 31, 1996; provided, however, that the maturity date may be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

2.2	Other Terms.  The Borrower agrees:

(a)	if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(b)	the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(c)	to sign the Bank's form Application and Agreement for Standby Letter of
Credit.

(d)	to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(e)	to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(f)	to pay the Bank a non-refundable fee equal to .625% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3.	EXPENSES

The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1	Requests for Credit.  Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2	Disbursements and Payments.  Each disbursement by the Bank and each payment by the Borrower will be:

(a)	made at the Bank's branch (or other location) selected by the Bank from time to time;

(b)	made for the account of the Bank's branch selected by the Bank from time to time;

(c)	made in immediately available funds, or such other type of funds selected by the Bank;

(d)	evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.3	Telephone Authorization.

(a)	The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from the
Borrower's account number 14872-00230, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

4.4	Direct Debit.

(a)	The Borrower agrees that interest will be deducted automatically on the due date from checking account number 14872-00230.

(b)	The Bank will debit the account on the dates the payments become due.  If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c)	The Borrower will maintain sufficient funds in the account on the dates the
Bank enters debits authorized by this Agreement.  If there are insufficient funds in the account on the date the Bank enters any debit authorized by this
Agreement, the debit will be reversed.

4.5	Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.6	Taxes.  The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.
However, the Borrower will not pay the Bank's net income taxes.

4.7	Additional Costs.  The Borrower will pay the Bank, on demand, for the
Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)	any reserve or deposit requirements; and

(b)	any capital requirements relating to the Bank's assets and commitments for credit.

4.8	Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.9	Interest on Late Payments.  At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate minus .5 percentage point.  This may result in compounding of interest.

5.	CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

5.1	Authorizations.  Evidence that the execution, delivery and performance by the Borrower (and any guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2	Other Items.  Any other items that the Bank reasonably requires.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1	Organization of Borrower.  The Borrower is a corporation duly formed and existing under the laws of the state where organized.

6.2	Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3	Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4	Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5	No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6	Financial Information.  All financial and other information that has been or will be supplied to the Bank is:

(a)	sufficiently complete to give the Bank accurate knowledge of the
Borrower's (and any guarantor's) financial condition.

(b)	in form and content required by the Bank.

(c)	in compliance with all government regulations that apply.

6.7	Lawsuits.  There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8	Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.9	Other Obligations.  The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

6.10	Income Tax Returns.  The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

6.11	No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.12	Location of Borrower.  The Borrower's place of business (or, if the
Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 	Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for (i) short term operating capital, (ii) bridge financing for capital expenditures, and (iii) issuing standby letters of credit.

(b)	To use the proceeds of Facility No. 2 only for issuing a standy letter of credit in support of the Borrower's workers' compensation self insurance program.

7.2	Financial Information.  To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a)	Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b)	Copies of the Borrower's Form 10-K Annual Report within 90 days of the
Borrower's fiscal year end.

(c)	Copies of the Borrower's Form 10-Q Quarterly Report 60 days after the end of each quarterly accounting period.

7.3	Other Debts.  Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c) 	Obtaining surety bonds in the usual course of business.

(d)	Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank in the Borrower's financial statements dated December 31, 1994.

(e)	First Mortgage Bonds issued in accordance with trust indenture.

7.4	Other Liens.  Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Deeds of trust and security agreements in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the
Bank.

(d)	Assets encumbered by First Mortgage Bonds currently outstanding or issured after the date of this Agreement.

7.5	Out of Debt Period.  To repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days between the date of this Agreement and December 31, 1995, and each subsequent one-year period (if any). For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

7.6	Notices to Bank.  To promptly notify the Bank in writing of:

(a)	any lawsuit over One Million Dollars ($1,000,000) against the Borrower
(or any guarantor).

(b)	any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)	any failure to comply with this Agreement.

(d)	any material adverse change in the Borrower's (or any guarantor's)
financial condition or operations.

(e)	any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

7.7	Books and Records.  To maintain adequate books and records.

7.8	Audits.  To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.9	Compliance with Laws.  To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

7.10	Preservation of Rights.  To maintain and preserve all rights, privileges, and franchises the Borrower now has.

7.11	Maintenance of Properties.  To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.12	Cooperation.  To take any action requested by the Bank to carry out the intent of this Agreement.

7.13	General Business Insurance.  To maintain insurance as is usual for the business it is in.

7.14	Additional Negative Covenants.  Not to, without the Bank's written consent:

(a)	engage in any business activities substantially different from the
Borrower's present business.

(b)	liquidate or dissolve the Borrower's business.

(c)	enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d)	lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e)	acquire or purchase a business or its assets.

(f)	sell or otherwise dispose of any assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

8.	DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1	Failure to Pay.  The Borrower fails to make a payment under this Agreement when due.

8.2	False Information.  The Borrower has given the Bank false or misleading information or representations.

8.3	Bankruptcy.  The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors

8.4	Receivers.  A receiver or similar official is appointed for the Borrower's
(or any guarantor's) business, or the business is terminated.

8.5	Lawsuits.  Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of One Million Dollars
($1,000,000) or more in excess of any insurance coverage.

8.6	Judgments.  Any judgments or arbitration awards are entered against the
Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000) or more in excess of any insurance coverage.

8.7	Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

8.8	Material Adverse Change.  A material adverse change occurs in the
Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

8.9	Cross-default.  Any default occurs under any agreement in connection with any credit the Borrower (or any guarantor) has obtained from anyone else or which the Borrower (or any guarantor) has guaranteed if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

8.10	Default Under Related Documents.  Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.11	Other Bank Agreements.  The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the Bank.

8.12	Other Breach Under Agreement.  The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1	GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2	California Law.  This Agreement is governed by California law.

9.3	Successors and Assigns.  This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

9.4	Arbitration.

(a)	This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

(i)	This Agreement (including any renewals, extensions or modifications of this
Agreement);

(ii)	Any document, agreement or procedure related to or delivered in connection with this Agreement;

(iii)	Any violation of this Agreement; or

(iv)	Any claims for damages resulting from any business conducted between the
Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b)	At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States
 Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c)	Arbitration proceedings will be administered by the American Arbitration
Association and will be subject to its commercial rules of arbitration.

(d)	For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e)	If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f)	The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)	The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California.
In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

(i)	The Borrower and the Bank will designate a referee (or a panel of referees)
selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

(ii)	The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

(iii)	The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

(iv)	The award that results from the decision of the referee (or the panel)
will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)	This provision does not limit the right of the Borrower or the Bank to:

(i)	exercise self-help remedies such as setoff;

(ii)	foreclose against or sell any real or personal property collateral; or

(iii)	act in a court of law, before, during or after the arbitration proceeding to obtain:

(A)	an interim remedy; and/or

(B)	additional or supplementary remedies.

(i)	The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j)	If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5	Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6	Administration Costs.  The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

9.7	Attorneys' Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.8	One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b)	replace any prior oral or written agreements between the Bank and the
Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.9	Notices.  All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

9.10	Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.11	Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.12	Prior Agreement Superseded.  This Agreement supersedes the Business Loan
Agreement entered into as of April 8, 1993, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.


Bank of America
National Trust and Savings Association

By:
Jeff Perkins

Title:
Vice President

California Water Service Company

By:
Gerald F. Feeney

Title:
Vice President, C.F.O. and Treasurer











Address where notices to the Bank
are to be sent:

San Jose Commercial Banking Office #1487
P.O.Box 910
San Jose, CA 95115


Address where notices to the borrower are to be sent:

P.O. Box 1150
San Jose, CA 95108